Exhibit 99.1

Pingtan Marine Enterprise Declares Quarterly Cash Dividend

FUZHOU, China, July 17, 2018 /PRNewswire/ -- Pingtan Marine Enterprise Ltd. (Nasdaq: PME) (“Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced that the Company has declared a quarterly cash dividend of $0.01 per ordinary share outstanding, payable in cash on or about August 15, 2018 to shareholders of record on July 31, 2018. This marks the fifteenth consecutive quarterly dividend paid by Pingtan. Including this quarterly cash dividend, the cumulative quarterly cash dividends paid to shareholders by the Company will exceed $11.8 million. The Company reviews its dividend policy regularly and any future dividends will be at the discretion of the board of directors after taking into account of the Company’s cash flow, earnings, investment updates, financial position and other relevant matters.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include anticipated growth and growth strategies; need for additional capital and the availability of financing; our ability to successfully manage relationships with customers, distributors and other important relationships; technological changes; competition;  demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company’s fishing vessels and their ability to generate expected annual revenue and net income; legislative or regulatory changes that may adversely affect our business; and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu
Chief Financial Officer
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
ryu@ptmarine.net

Maggie Li
IR Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.
Katherine Yao, Senior Associate
Tel: +86 10 5661 7012
kyao@equityny.com